Exhibit 10.16

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is

BETWEEN:

UNIVERSITY OF VICTORIA INNOVATION AND DEVELOPMENT CORPORATION

a corporation owned by the University of Victoria and having its principle office at R-Hut,

McKenzie Ave, Victoria, BC, Canada, V8W 3W2

(hereinafter referred to as “IDC”)

AND

THE JOHNS HOPKINS UNIVERSITY

a non-profit corporation duly incorporated under the laws of Maryland and having an office at

3400 N. Charles Street, Baltimore, Maryland 21218 USA

(hereinafter referred to as “JHU”)

(and where IDC and JHU are hereinafter collectively referred to as the “Licensor”)

OF THE FIRST PART

AND

PROTOX THERAPEUTICS INC

a corporation having its principal office at 1400-1055 West Hastings St,

Vancouver, BC, Canada, V6E 2E9

(hereinafter referred to as the “Licensee”)

OF THE SECOND PART

(and where all three parties are hereinafter collectively together referred to as the “Parties”)

RECITALS

WHEREAS, IDC is the University of Victoria’s (UVic’s) corporation for commercialization of intellectual property and discoveries; and

WHEREAS, as a center for research and education, JHU is engaged in a wide variety of research and development activities related to new drug technologies, but is without capacity to commercially develop, manufacture, and distribute any products or processes based on such technologies; and

WHEREAS, the Licensee is a British Columbia company engaged in the commercialization of drug related technologies; and

WHEREAS, IDC (and UVic), through its faculty member Dr. J. Thomas Buckley, and JHU, through its faculty members Drs. Samuel Denmeade and John Isaacs (Drs. Buckley, Denmeade and Isaacs shall be collectively referred to as the “Inventors”), have engaged in research during the course of which they have developed a valuable invention entitled “Use of Proaerolysin Toxins Modified to Contain Tissue Specific Protease Activation Sequences as Targeted Therapy for Cancer” (JHU-Ref. No.: 3887) (the “Technology”) and related know-how (the “Know-How”) which may be useful for the treatment, prevention and/or diagnosis of prostate cancer; and

WHEREAS, IDC and JHU have entered into an Inter-Institutional Agreement, dated April 16, 2002 (the “Inter-Institutional Agreement”), pursuant to which IDC, on behalf of IDC and JHU, has responsibility to administer the filing and prosecution of patent applications for the Technology and take the lead to identify a licensee and negotiate a license agreement on behalf of the Licensors (and where the agreement states JHU shall be made party to any license agreement, and that such a license shall only be by mutual agreement of the Licensors); and

WHEREAS, the Licensee is desirous of obtaining an exclusive license for the Technology for the development of prostate cancer therapeutics and wishes to make, have made, use, and sell products and services based upon or embodying said Technology; and

WHEREAS the Recitals form a part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1	As used in this Agreement, the following terms shall have the definitions respectively assigned to them hereunder unless specified elsewhere in the Agreement or where the subject matter or context otherwise requires:

(a)	“Accounting” means an accounting statement setting out in detail how the amount of Gross Revenue was determined.

(b)	“Agreement” means this entire document and all Schedules attached hereto, which shall be read with and form a part of this Agreement including any amendments made as described in Article 12.5 hereof.

(c)	“Inter-Institutional Agreement” means the agreement dated April 16, 2002 between IDC and JHU, pursuant to which IDC, on behalf of IDC and JHU, has responsibility to administer the filing and prosecution of patent applications for the Technology as relates to the treatment of prostate cancer and, also, take the lead to identify a licensee and negotiate a license agreement on behalf of the Licensors.

(d)	“Licensor” means IDC, JHU and any Affiliates of IDC and JHU.

(e)	“Licensee” means Protox Therapeutics Inc and any Affiliates

(f)	“Confidential Information” means information of a confidential or proprietary nature provided by disclosing Party to recipient Party that has been clearly identified by the disclosing Party as being confidential or proprietary at the time of disclosure by way of a marking, or if disclosed verbally, was reduced to writing by providing Party and marked confidential within thirty (30) days of disclosure.

(g)	“Effective Date” means the date the last Party hereto has executed this Agreement

(h)	“herein”, “hereby”, “hereof”, “hereunder”, and similar expressions, when used in any Article, shall be understood to relate to this Agreement as a whole and not merely to the Article in which they appear;

(i)	“Royalty and Other Consideration Payment Due Dates” means the last working day of March, June, September and December of each year during the term of this Agreement.

(j)	“Patent Rights” means the PCT patent application based on Provisional # 60/314,613, filed on August 23, 2002, and assigned to IDC and JHU entitled “Use of Proaerolysin Toxins Modified to Contain Tissue Specific Protease Activation Sequences as Targeted Therapy for Cancer” and the invention disclosed and claimed therein (“Invention”), and all continuations, continuations in part (as they claim the Invention), divisions and reissues based thereof, and any corresponding US, Canadian or foreign patent applications, and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon (and as are listed in Schedule A).

(k)	“Licensed Application” means the use of the Patent Rights within the field of prostate cancer therapy.

(l)	“Licensed Processes” means any processes claimed in the Patent Rights.

(m)	“Licensed Products” means any material, compositions, drug, gene therapy preparation or other product the manufacture, import, use or sale of which would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of a valid claim of the Patent Rights.

(n)	“Licensed Services” means the performance on behalf of a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of a valid claim of the Patent Rights.

(o)	“Affiliate” of a Party means any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with such Party. For purposes hereof, “control” shall mean the direct or indirect ownership of at least 50%.

(p)	“Sublicensee” shall mean any person or entity other than an Affiliate to which the Licensee has granted a sublicense under the terms of this Agreement.

(q)	“Gross Sales” shall mean all sales, revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received by way of cash, credit or other value received by the Licensee or an Affiliate derived from marketing, selling, distributing any Licensed Products, Licensed Processes and/or Licensed Services, and from any Sublicensee of the Licensee from marketing, selling, distributing any Licensed Products, Licensed Processes and/or Licensed Services, less sales taxes and custom duties applied to the sales of Licensed Product, Licensed Processes and/or Licensed Services. Where any Gross Sales or revenues from an Affiliate or Sublicensee are derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Gross Sales or revenues pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in Gross Sales.

(r)

“Other Consideration” shall mean any revenues or other consideration, excluding Gross Sales, received by the Licensee from any Sublicensee, from any transaction, disposition or other dealing involving all or part of the Patent Rights or Licensed Products, Licensed Processes or Licensed Services, and where such revenues or other consideration may include, but are not limited to license signing or other fees, milestone or bonus payments, consideration for equity, etc. Other Consideration also excludes monies and grants the Licensee receives from third parties to specifically conduct research and development (R&D) activities to advance the Technology and to which the Licensee can demonstrate were directly expended for this reason. Where any Other Consideration or revenues from an Affiliate or Sublicensee are derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Other Consideration or revenues pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in Other Consideration.

(s)	“Party” means the Licensee or Licensor as the context requires, and the “Parties” means the Licensee and Licensor.

1.2	For the purposes of this Agreement, any reference to the “sale” of Licensed Products, Licensed Services, and/or Licensed Processes shall be interpreted to include the “lease” of Licensed Products, Licensed Services, and/or Licensed Processes.

ARTICLE II - GRANT OF LICENSE

2.1	The Licensor hereby grants to the Licensee: (i) an exclusive right and license to the Patent Rights with the right to sublicense in accordance with Article 2, subject to the rights retained by the U.S. government, if any, (see 35 U.S.C. § 200 et seq. including regulations pertaining thereto, 37 CFR Part 401, and federal policies governing the transfer of research materials), for the purposes of developing, making, having made, using, having used, selling, having sold, offering for sale, importing and exporting Licensed Products, Licensed Processes and Licensed Services world-wide in the area of the Licensed Application; and (ii) a non-exclusive license to conduct research on the Technology covered under the Patent Rights and to use Know-How for both (i) and (ii) for the term and in accordance with the terms and conditions of this Agreement, and further subject to the retained right of Licensor to make, have made, provide and use for its and the Johns Hopkins Health Systems’ purposes Licensed Products, Licensed Processes and Licensed Services, including the ability to distribute any biological material disclosed and/or claimed in Patent Rights for non-profit academic research to non-commercial entities as is customary in the scientific community.

2.2	Failure by the Licensee to make use of the Patent Rights in accordance with the terms and conditions of this Agreement, specifically the commercialization of the Technology, may result in termination of this Agreement.

2.3	The Licensee acknowledges and agrees that the Licensor retains all rights, title and interest in the Technology and Patent Rights, including all intellectual property and intellectual property rights, such as any patents, pending patents, industrial design, trademarks, trade secrets, copyright, integrated circuit topography, plant breeder rights and further agrees that this Agreement does not give the Licensee any rights to or interest in such Technology and Patent Rights except the right to use such Technology and Patent Rights in accordance with the terms of this Agreement.

2.4	The Licensor may register a financing statement regarding this Agreement under the Personal Property Security Act of British Columbia and/or under similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. The Licensee will pay for all costs associated with such registrations. The Licensee shall give notice to the Licensor if it is carrying on business and/or locates its chief place of business in a jurisdiction outside of British Columbia before starting business in that other jurisdiction. If the Licensor has registered a financing statement, the Licensee shall file within 15 days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and shall provide the Licensor a copy of the verification statement regarding such filing 15 days after receiving the verification statement. The Licensee shall pay for all costs associated with such registrations.

2.5	The Licensee agrees that during the term of this Agreement and thereafter, it will not dispute or contest, directly or indirectly, the validity of the Licensor’s rights to the Patent Rights nor counsel or assist any other party to do the same, unless compelled by due process of law.

2.6	The term of this Agreement shall commence on the Effective Date of the Agreement and continue, in each country, until the date of expiration of the last patent or patent claim included within Patent Rights in that country or, if no patents issue, then for a term of twenty (20) years from the Effective Date of the Agreement.

2.7	In the event that the Licensee sublicenses its rights to the Patent Rights in whole or in part, the Licensee shall provide to the Licensor a copy of each sublicense granted within 30 days of it being signed by all parties to the sublicense. As a condition of its validity and enforceability, each sublicense agreement shall (a) incorporate by reference the terms and conditions of this Agreement, (b) be consistent with the terms and conditions and limitations of this Agreement, (c) prohibit Sublicensee’s further sublicense of the rights delivered hereunder, (d) name Licensor as an intended third party beneficiary of the obligations of Sublicensee without imposition of obligation or liability on the part of Licensor or Inventors to the Sublicensee, (e) specifically incorporate Articles Representation by Licensor, Indemnification, Use of Name, Product Liability into the body of the sublicense agreement, and cause the terms therein to have the same meaning as in the this Agreement. To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against Licensor.

2.8	All rights not expressly granted by the Licensor to the Licensee under this Agreement are reserved by the Licensor. This license granted under this Agreement is granted only to the Licensee and its Affiliates.

ARTICLE III - LICENSE FEES, ROYALTIES AND OTHER CONSIDERATION

3.1	In consideration of the grant of license under this Agreement, the Licensee shall pay an initial license fee of seventy-five thousand dollars (CAN $75,000) to the Licensor. The licensee shall also reimburse the Licensor the amount of $27,597 CAN for all past reasonable expenses associated with the filing, maintenance, legal fees and other reasonable expenses (as per the exclusive option agreement) incurred for Patent Rights (i.e. specifically, the expenses associated with the Provisional and PCT applications incurred for the Patent Rights, primarily before January 1, 2003, and to which the Licensor can provide invoices and/or copies of payments to third parties and to which the Licensee has not already reimbursed the Licensor for). The license fee and reimbursement fees are to be paid to Licensor within 30 days of the Effective Date of this Agreement.

3.2	The Licensee shall pay to the Licensor an annual maintenance fee of [*…***…] on each anniversary date of the Effective Date of this Agreement.

3.3	The Licensee shall pay the Licensor during the term of this Agreement, in the manner designated herein, milestone royalty payments for the development of each Licensed Product for use in the Licensed Application by the Licensee, an Affiliate, or Sublicensee, as follows:

(a)	A milestone payment of […***…] dollars (CAN $[…***…]) upon successful completion of […***…].

(b)	A milestone payment of […***…] dollars (CAN $[…***…]) upon successful completion of […***…].

(c)	A milestone payment of […***…] dollars (CAN $[…***…]) upon successful completion of […***…].

* ***Confidential Treatment Requested

(d)	A milestone payment of [*…***…] dollars (CAN $[…***…]) upon […***…].

Milestone payments shall not be credited against royalties on sales of Licensed Products, Licensed Processes or Licensed Services and shall be due to Licensor within thirty (30) days of completing each milestone.

3.4	The Licensee shall pay to the Licensor a running royalty of […***…] percent ([…***…]%) of Gross Sales made by the Licensee, an Affiliate, and/or Sublicensees for each Licensed Product(s) or Licensed Process(es) sold, and for each Licensed Service(s) provided by the Licensee, an Affiliate, and/or Sublicensee during the term of this Agreement.

3.5	The payment of all running royalties are due and payable to Licensor within 45 days of each respective Royalty and Other Consideration Payment Due Date and are to be calculated with respect to the Gross Sales in the three month period immediately preceding the applicable Royalty and Other Consideration Payment Due Date.

3.6	Any transaction, disposition or other dealing involving all or part of the Patent Rights or Licensed Products, Licensed Processes or Licensed Services or sublicensing, between the Licensee and another person that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Gross Sales as the case may be and will be included in the calculation of royalties under this Agreement.

3.7	In addition to the running royalties payable with respect to Gross Sales under Article 3.4, the Licensee shall pay to the Licensor […***…] percent ([…***…]%) of any Other Consideration received by the Licensee from a Sublicensee or an Affiliate. Other Consideration does not include revenues or consideration associated with Gross Sales (as identified in Article 3.4). Similar to Article 3.5, the payment of any Other Consideration is due and payable to the Licensor within 45 days of each respective Royalty and Other Consideration Payment Due Date, and is to be calculated with respect to the three month period immediately preceding the applicable Royalty and Other Consideration Payment Due Date.

3.8	Licensed Products, Licensed Processes and/or Licensed Services are deemed to have been sold or provided by the Licensee and included in Gross Sales when paid for. The Licensee is deemed to have received Gross Sales or Other Consideration from Affiliates or Sublicensees when the Gross Sales or Other Consideration is received by the Licensee from an Affiliate or a Sublicensee.

3.9	In partial consideration for the rights granted to Licensee under this Agreement, the Licensee shall issue 177,864 common shares in the capital stock of the Licensee to each of IDC and JHU. Said capital stock shall be issued in accordance with the terms of a separate Stock Agreement.

3.10	License signing, maintenance, and other fees, running royalties, milestone payments, equity, or Other Consideration received by the Licensor from the Licensee are not refundable, in whole or in part, under any circumstances.

3.11	In the event that the Licensee or an Affiliate or Sublicensee is required to integrate other products or processes with the Licensed Products, Licensed Processes or Licensed Services in order to effectively market, distribute, sell or resell Licensed Products, Licensed Processes or Licensed Services, for which it has to pay royalties to a third party, the Licensor agrees, on a case by case basis, as applicable, to negotiate appropriate adjustments to the running royalty rate and to the any Other Consideration where such other products and processes form a substantial part of the Licensed Products, Licensed Processes or Licensed Services. If the combined royalty rates of the additional technology licenses plus two percent exceeds […***…] percent then the royalty rate of the Licensor will be reduced by one half of the amount in

* ***Confidential Treatment Requested

excess of [*…***…] percent, though in no circumstances will the royalty rate of the Licensor be reduced to less than […***…] percent ([…***…]%). As one example, if the additional royalty rate of the additional technology license was […***…]%, then the total potential royalty rate to the Licensee would be […***…]% (i.e. Licensor at […***…]); therefore, by the above terms, the Licensor’s royalty rate for this integrated entity would be reduced to […***…]% (based on: […***…] x […***…]). As a second example, if the additional royalty rate of two other additional technology licenses was […***…]%, then the total potential royalty rate to the Licensee would be […***…]% (i.e. Licensor at […***…]); therefore, by the above terms, the Licensor’s royalty rate for this second integrated entity would be reduced to […***…]% (based on: […***…] x […***…], but where the Licensor’s royalty rate cannot be reduced below […***…]%).

3.12	The Licensee shall provide an Accounting to the Licensor within forty-five (45) days after each Royalty and Other Consideration Payment Due Date during the term of this Agreement. All such statements shall include a calculation of the amount due to the Licensor for the running royalties, if any, payable under this Agreement (as described in Article 3.4), a calculation of the amount of any Other Consideration (as described in Article 3.8), if any, to be paid to the Licensor and a remittance to the Licensor of the amounts shown to be payable. All such statements shall also include an Accounting setting out in detail how the amount of all Gross Sales and of all Other Consideration were determined and identifying each Sublicensee and Affiliate and the location of the business of each Sublicensee and Affiliate.

3.13	The calculation of all Gross Sales and Other Consideration due to the Licensor will be carried out in accordance with generally accepted Canadian accounting principles (“GAAP”), or the standards and principles adopted by the US Financial Accounting Standards Board (“FASB”) applied on a consistent basis.

3.14	All payments and statements to be submitted by the Licensee to the Licensor shall be sent to IDC and IDC shall apportion and distribute all payments received from the Licensee between IDC and JHU in accordance with the terms and conditions of the Inter-Institutional Agreement.

3.15	All amounts payable to the Licensor in accordance with the terms of this Agreement shall be calculated and paid in Canadian dollars.

3.16	All overdue accounts shall bear an interest of 1.5% compounded for each thirty day period the account is overdue.

ARTICLE IV - LICENSEE’S PERFORMANCE

4.1	The Licensee agrees to meet the performance development milestones attached as Schedule B hereto. The Licensee further agrees to use reasonable commercial efforts to monitor on a worldwide basis patent infringement regarding any Patent Rights licensed under this Agreement;

4.2	The Licensee agrees that the Technology shall not be used to promote the sales of other products, processes or services in a manner that reduces or eliminates the benefit to the Licensor, without the express written consent of the Licensor.

4.3	The Licensee represents and warrants to the Licensor that it has or shall acquire the infrastructure, expertise and resources to:

(a)	develop and commercialize the Technology;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c)	handle the Technology, Licensed Products, Licensed Processes and Licensed Services with care and without danger to the Licensee, its employees, agents or the public and in accordance with all applicable laws and regulations.

* ***Confidential Treatment Requested

4.4	The Licensee represents and warrants to the Licensor that it will, throughout the term of this Agreement:

(a)	allocate to the development and commercialization of the Technology covered under the Patent Rights at least the same degree of diligence, expertise, infrastructure, and resources as the Licensee is allocating to other products being developed and marketed by the Licensee;

(b)	use reasonable commercial efforts to develop and exploit the Technology covered under Patent Rights and promote, market and sell Licensed Products, Licensed Processes, and Licensed Services to meet market demand for the Technology, Licensed Products, Licensed Processes and Licensed Services including without limitation putting in place an effective financing plan for commercialization and develop a business plan that sets out the commercialization and marketing plans for the Technology, Licensed Products, Licensed Processes and Licensed Services.

ARTICLE V - AUDIT AND INSPECTION OF RECORDS

5.1	The Licensee shall keep proper and detailed records and accounts including invoices, receipts, and vouchers showing all information necessary for the accurate determination of license and royalty payments hereunder and where such records and accounts shall be in sufficient detail and form acceptable to the Licensor. The Licensee shall cause its Sublicensees and Affiliates to keep similar accounts and records.

5.2	During reasonable business hours, the Licensee shall make available such accounts and records and permit the Licensor or its authorized representatives to audit and inspect such records, to take extracts therefrom and make copies thereof. Furthermore, the Licensee shall afford reasonable facilities for such audits and inspections and furnish the Licensor or its authorized representatives with all information requisite to the understanding of the records. If an inspection of the Licensee’s records by the Licensor shows an under-reporting or underpayment by the Licensee of any amount to the Licensor, by more than 3% for any 12 month period, then the Licensee agrees to reimburse the Licensor for the cost of the inspection as well as pay to the Licensor any amount found due including any interest within 30 days notice by the Licensor to the Licensee.

5.3	The Licensee shall keep and preserve the accounts and records referred to in this Article, relative to each year of the term of this Agreement, for a period of five years thereafter.

ARTICLE VI - CONFIDENTIAL INFORMATION

6.1

A Party receiving Confidential Information pursuant to this Agreement (hereinafter referred to as the “Receiving Party”) shall respect the confidential nature of the Confidential Information as defined in this Agreement. A Receiving Party shall use a reasonable standard of care in protecting the Confidential Information and at least the same precautions to protect the Confidential Information which it uses to protect its own proprietary or confidential information.

A Receiving Party shall not, without the prior written consent of the other Party, disclose or permit disclosure of such Confidential Information to any person, firm, corporation or other entity, other than business associates who have agreed in writing to keep Confidential Information confidential or to employees, agents or other representatives of the Receiving Party on a need to know basis in order to carry out the purposes of this Agreement. The Receiving Party shall use reasonable efforts to ensure that such business associates employees, agents or representatives are covered by the terms of these confidentiality provisions and do not further disclose such Confidential Information in violation of this Article. The obligations of this Paragraph shall also apply to Sublicensees(s) and Affiliates provided such information by the Licensee. IDC’s, JHU’s, Licensee’s, Affiliates’, and Sublicensees’ obligations under this Paragraph shall extend until three (3) years after the termination of this Agreement.

Exceptions: the Receiving Party’s obligations under Paragraph 6.1 shall not extend to any part of the information:

a.	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.

that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c.	that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d.	that is demonstrated from written records to have been developed by or for the receiving party without reference to the Confidential Information disclosed by the disclosing party; or

e.	that is required to be disclosed by law, government regulation or court order.

6.2	A Receiving Party shall not use or permit use of such Confidential Information in any manner not specified or permitted under the terms of this Agreement.

6.3	Any copy or reproduction of the Confidential Information shall be identified with the same marking as is found on the original and shall be subject to the same restrictions as to disclosure and use as apply to the original thereof.

ARTICLE VII - WARRANTIES

7.1	IDC (and the University of Victoria) and JHU are not commercial organizations. They are institutions of research and education. Therefore, the Licensor has no ability to evaluate the commercial potential of any Patent Rights, the Technology, Licensed Products, Licensed Processes and Licensed Services or the license or rights granted in this Agreement. It is therefore incumbent upon the Licensee to evaluate the rights and products in question, to examine the materials and information provided by JHU or IDC, and to determine for itself the validity of any Patent Rights, its freedom to operate, and the value of the Technology any Licensed Products, Licensed Processes, Licensed Services or other rights granted.

7.2	The Licensor warrants that it has good and marketable title to its interest in the inventions claimed under the Patent Rights, with the exception of certain retained rights of the United States Government which may apply if any part of the JHU research was funded in whole or in part by the United States Government.

7.3	Nothing in this Agreement shall be construed as a representation, warranty or covenant by or on behalf of the Licensor:

(a)	of the validity of any pending patent applications or issued patents for the Technology;

(b)	that any Licensed Product or Licensed Processes which are manufactured, used or sold or any Licensed Service which are provided pursuant to the license granted under this Agreement, is, or will be, free from infringement of any copyright, patent, industrial design, or trademark, or is not, or will not be, in breach of a trade secret;

(c)	to bring or prosecute any action or suit of any nature against any third party with respect to such third party’s infringement or alleged infringement of the Technology; or

(d)	to defend any action or suit of any nature brought by any third party in which it is alleged that use of the Technology has infringed or will infringe such third party’s rights.

7.4	EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 7.2, THE LICENSEE, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE TECHNOLOGY IS PROVIDED “AS IS”, AND THAT THE LICENSOR MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE TECHNOLOGY, LICENSED PRODUCT(S), LICESENSED PROCESS(ES), AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 7.2 THE LICENSOR DISCLAIMS ALL WARRANTIES WITH REGARD TO THE TECHNOLOGY, LICENSED PRODUCT(S), LICENSED PROCESS(ES) AND LICENSED SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE LICENSOR ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF LICENSOR AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE LICENSED PRODUCT(S), LICENSED PROCESS(ES) AND LICENSED SERVICE(S) LICENSED UNDER THIS AGREEMENT. THE LICENSEE, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY LICENSEE, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S), LICENSED PROCESS(ES) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

7.5	(a) The Licensor shall have no obligation whatsoever to reimburse the Licensee for any expenses or costs incurred by the Licensee in the performance of this Agreement, even if incurred as the Licensor’s suggestion. The Licensee’s incurring of costs or expenses under this Agreement is at the Licensee’s sole risk and upon the Licensee’s independent business judgment that such costs and expenses are justifiable.

(b)	In the event that there is a lawsuit, claim, demand or other action brought (collectively and individually a “Claim”) at all from or out of the use or as a consequence of the practice of the Patent Rights, Technology, Licensed Products, Licensed Processes and Licensed Services licensed under this Agreement by the Licensee, an Affiliate, or its Sublicensees customers or end-users , the Licensor agrees, on a case by case basis, as applicable, to negotiate appropriate adjustments to the running royalty rate and to the any Other Consideration until such time as the Claim is settled.

7.6	Notwithstanding Article 7.3 (c) and (d) above, if there is an alleged infringement of the Patent Rights, the Licensee may, on receiving the prior written consent of the Licensor, prosecute litigation designed to enjoin infringers of the Patent Rights. Provided it has first granted its prior written consent, the Licensor agrees to reasonably cooperate to the extent of signing all necessary documents and to vest the Licensee with the right to institute litigation, provided that all direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee and in this case all recoveries are for the benefit of the Licensee.

7.7	If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee, and Affiliate, or a Sublicensee of the Licensee regarding the use of the Patent Rights or the manufacture, use or sale of the Licensed Products, Licensed Processes or Licensed Services, the following procedure shall be followed:

(a)	the Licensee will promptly notify the Licensor on receipt of the complaint and will keep the Licensor fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself, an Affiliate, or a Sublicensee.

(b)	Except as provided in Article 7.7(d), all costs and expenses incurred by the Licensee, an Affiliate, or any Sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee, the Affiliate, or the Sublicensee as the case may be.

(c)	No decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with the Licensor.

(d)	The Licensor may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by the Licensor subject to the possibility of recovery of some or all of the additional expenses from the complainant.

ARTICLE VIII - INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE

8.1	The Licensee indemnifies, holds harmless and defends with counsel reasonably acceptable to Licensor, the Licensor, the Inventors, the University of Victoria’s and IDC’s Boards, officers, employees, faculty, students, agents and JHU’s present and former trustees, officers, faculty and students against any and all claims or judgments, including all associated legal fees, expenses and disbursements actually incurred, arising out of the exercise of any rights under this Agreement, including without limitation any damages, losses, consequential or otherwise, arising in any manner (including arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought) at all from or out of the use or as a consequence of the practice of the Patent Rights, Technology, Licensed Products, Licensed Processes and Licensed Services licensed under this Agreement by the Licensee, an Affiliate, or its Sublicensees, customers or end-users whether or not Licensor or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not Licensor or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. The obligation of the Licensee to defend and indemnify as set out in this Article shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an Affiliate or Sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

8.2	The Licensor shall not be liable for any breach or breaches of this Agreement or loss, whether direct, consequential, incidental or special, which the Licensee, Affiliates, Sublicenses or other third parties suffer arising from any defect, error or fault of the Patent Rights, Technology, Licensed Products, Licensed Processes or Licensed Services, or their failure to perform, even if the Licensor has been advised of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by the Licensor to undertake its own due diligence regarding the Patent Rights, Technology, Licensed Products, Licensed Processes and Licensed Services.

8.3	Prior to initial human testing or first commercial sale of any Licensed Product(s), Licensed Process(es), or Licensed Service(s) as the case may be in any particular country, Licensee shall establish and maintain, in each country in which Licensee, an Affiliate or Sublicensee(s) shall test or sell Licensed Product(s), Licensed Process(es), and Licensed Service(s), product liability or other appropriate insurance coverage in the minimum amount of five million dollars ($5,000,000) per claim and will annually present evidence to Licensor that such coverage is being maintained.

8.4	Upon Licensor’s request, Licensee will furnish Licensor with a Certificate of Insurance of each product liability insurance policy obtained. Licensor shall be listed as an additional insured party in Licensee’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Licensee agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

8.5	Upon request, the Licensee will provide to the Licensor the terms and amount of the insurance in place including any certificates of insurance evidencing coverage and the Licensee agrees:

(a)	not to use the Technology, Licensed Products, Licensed Processes or Licensed Services before insurance is in effect;

(b)	not to sell any Licensed Products, Licensed Processes or Licensed. Services at any time unless insurance is in effect.

ARTICLE IX - ASSIGNMENT/CHANGE OF OWNERSHIP

9.1	Except to an Affiliate, the Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, change or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of the Licensor, subject to the right of the Licensee to execute sublicenses (as defined in Article 2.1).

9.2	Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any sale of substantially all of its assets without the consent of the other. Such assignment shall be subject to Licensor approval, which approval shall not be unreasonably withheld. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

ARTICLE X - TERMINATION AND EXPIRATION

10.1	This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute or similar purpose, is started by or against the Licensee.

10.2	The Licensor shall be entitled to terminate this Agreement immediately with notice upon the occurrence of any of the following events:

(a)	the Licensee becomes insolvent or makes an assignment for the benefit of creditors or passes a resolution for winding up and the orderly payment of debts, unless a trustee or other representative of the Licensee is willing and able to complete the Licensee’s obligations under this Agreement; or

(b)	the Licensee ceases or threatens to cease carrying out business;

(c)	the Technology becomes the subject to any security interest, charge or encumbrance of any third party claiming through the Licensee; or

(d)	the Licensee is in breach of any of its obligations under this Agreement and fails to remedy such breach within sixty (60) days after written notice of such failure has been given to the Licensee by the Licensor, or, the necessary period where such breach would take more than sixty (60) days to remedy, to commence and proceed diligently to remedy such breach provided such period is not greater than ninety (90) days or as otherwise agreed in writing by the Parties.;

10.3	Termination pursuant to Article 10.2 shall be effected by a thirty (30) day written notice which shall, as of the date stated therein, terminate the license granted hereunder, together with all rights of the Licensee under this Agreement, without prejudice to the right of the Licensor to sue for and recover any damages or benefit due to the Licensor, and without prejudice to the remedy that either Party may have in respect of any previous breach of this Agreement.

10.4	Upon termination for whatever reason or expiry of this Agreement the Licensee shall pay all license fees and royalties due and owing as of the date of termination or expiry and shall provide a final Accounting of all royalties due and owing up to the date of termination within 30 days of the date of termination or expiry.

10.5	In the event of termination of the Agreement in accordance with Articles 10.1 and 10.2:

(a)	all rights to the Patent Rights shall revert to the Licensor and the Licensee thereafter shall cease to use the Patent Rights or the Technology in any manner or for any purpose whatsoever; and

(b)	the Licensee shall deliver up to the Licensor all Technology in its possession and control and the Licensee shall have no further right of any nature at all in the Patent Rights or the Technology; and

(c)	the Licensee may sell all stocks of the Licensed Products and Licensed Processes which remain unsold at the date of termination, and may complete all Licensed Services which are in the course of being provided at the date of termination, provided that within thirty (30) days after the date of such sale of Licensed Products or Licensed Processes, or the completion of such Licensed Services, the Licensee submits royalties to the Licensor with respect thereto, computed in accordance with royalty provisions of the Agreement hereof; and

(d)	in the event that any stock of Licensed Products and Licensed Processes remain unsold or any Licensed Services remain uncompleted within six months of the date of termination, the Licensee shall at the sole discretion of the Licensor require all unsold Licensed Products and Licensed Processes to remain unsold or be destroyed and the Licensed Services remain uncompleted; and

(e)	the Licensor and any of its assignees or licensees shall have the right, without payment of any compensation, fee, indemnity, or other remuneration, to sell Licensed Products or Licensed Processes and to provide Licensed Services to any of the Licensee’s customers.

ARTICLE XI - PATENT PROSECUTION AND LICENSEE COVENANTS

11.1	Licensor, at the Licensee’s expense, shall file, prosecute and maintain all patents and patent applications specified under Patent Rights and, subject to the terms and conditions of this Agreement, all such patents and patent applications shall be licensed to the Licensee hereunder. Title to all such patents and patent applications shall reside in Licensor. Licensor shall have full and complete control over all patent matters in connection therewith under the Patent Rights, provided however, that Licensor shall (a) cause its patent counsel to timely copy Licensee on all official actions and written correspondence with any patent office, and (b) allow Licensee an opportunity to comment and advise Licensor. Licensor shall consider and reasonably incorporate all comments and advice. By concurrent written notification to Licensor and its patent counsel at least thirty (30) days in advance (or later at Licensor’s discretion) of any filing or response deadline, or fee due date, Licensee may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Licensee pays for all costs incurred up to Licensor’s receipt of such notification. Failure to provide such notification can be considered by Licensor to be Licensee’s authorization to proceed at Licensee’s expense. Upon such notification, Licensor may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Licensee, Affiliates or Sublicensee(s) relating to the Patent Rights which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate. The Licensee shall reimburse the Licensor within thirty (30) days of the receipt of an invoice from the Licensor, for all costs associated with the preparation, filing, maintenance and prosecution of the Patent Rights as described in Article 11.1.

11.2	The Licensee shall have the right but not the obligation to identify any process, use or products arising out of the Patent Rights or out of improvements, variations, updates, modifications, and enhancements to the Patent Rights, made by Dr. J. Thomas Buckley, Department of Biochemistry and Microbiology, University of Victoria, University of Victoria., subsequent to the Effective Date of this Agreement which may be patentable and IDC shall, upon the request of the Licensee, take all reasonable steps to apply for a patent in the name of IDC/University of Victoria provided that the Licensee pays all costs of applying for, registering, and maintaining the patent in those jurisdictions in which the Licensee might designate that a patent is required, and where the intent is for Protox and IDC to move to licensing these improvements to Protox as per Article 11.3 of this Agreement.

11.3	For the term of this Agreement, IDC shall also grant to Protox an exclusive first option to obtain an exclusive license for future improvements to the Patent Rights made by Dr. J. Thomas Buckley, Department of Biochemistry and Microbiology, University of Victoria, and where the term of this exclusive first option shall be six (6) months from the date of disclosure of the improvements to Protox by IDC, and where the terms and conditions of such future licenses will be the subject of future negotiation between Protox and IDC, but where the parameters for royalties and other compensation shall not exceed industry licensing norms and, also, be reflective of the stage of development of the improvements.

11.4

Subject only to the rights of JHU to use Licensed Products, Licensed Processes and Licensed Services, including the ability to distribute any biological material disclosed and/or claimed in Patent Rights for non-profit academic research to non-commercial entities as is customary in the scientific community (the “Non-commercial Uses”) which are granted to JHU under Section 2 .1, JHU agrees that it will not use the Patent Rights, Licensed Products, Licensed Processes and Licensed Services, including the ability to distribute any biological material disclosed and/or claimed in Patent Rights for any use other than the Non-commercial Uses. JHU at its discretion may inform Protox in confidence of any improvements made by JHU and its affiliated researchers to the Technology which are disclosed to the Office of Licensing and Technology Development and assigned to JHU.

11.5	The Licensee represents and warrants to the Licensor that is a corporation duly organized, existing and in good standing under the laws of the Province of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all which have been duly and validly authorized the all the requisite corporate proceedings.

11.6	The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County or Municipal or otherwise, with respect to the rights granted herein.

11.7	The Licensee will pay all taxes and any related interest and penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to the Licensor. The Licensee will provide upon request evidence as may be required by Canadian or US tax authorities to establish that tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If the Licensor is required to collect a tax to be paid by the Licensee, an Affiliate, or its Sublicensees, the Licensee will pay the tax to the Licensor on demand.

ARTICLE XII - GENERAL TERMS AND CONDITIONS

12.1	Time shall be of essence in this Agreement.

12.2	The failure of a Party to enforce, at any time, any of the provisions of this Agreement or any of its rights hereunder, or to insist upon strict adherence to any conditions of this Agreement shall not be considered to be a waiver of such provision or right or condition, nor shall it deprive that Party of the right thereafter to enforce any such provision or right or insist upon such strict adherence. Where a party waives any of its rights under this Agreement, such waiver will be valid only where it is expressed in writing and only where it is signed by the Party for whose benefit such right was granted.

12.3	Formal notices required or permitted by this Agreement shall be in writing and shall be delivered by hand, by facsimile, or by double registered mail as follows:

To the Licensor:

IDC

Innovation and Development Corporation

PO Box 3075, STN CSC

R-Hut, McKenzie Ave

Victoria, BC, Canada, V8W 3W2

Attention: Dr. Doug Tolson, Vice President

Phone: (250) 721-6500

Fax: (250) 721-6497

A copy of all official correspondence shall be sent at the same time to:

Office of Licensing and Technology Development

The Johns Hopkins University

100 North Charles Street, 5th Floor

Baltimore, MD 21201

Tel: (410) 516-8300

Fax: (410) 516-4411

Attention: Director

To the Licensee:

Protox Pharmaceuticals Inc.

1400-1055 West Hastings St

Vancouver, BC, Canada, V6E 2E9

Phone: (604) 688-0199

Fax: (604) 688-0173

Attention: President or CEO

12.4	The Parties hereto agree that the exclusive jurisdiction and venue for any claim or law suit under this Agreement if brought by Licensee shall be the state, province and federal courts sitting in JHU’s state or IDC’s province, as appropriate, and if brought by Licensor shall be the province and federal courts sitting in Licensee’s province, and each of the Parties hereby agrees and submits itself to the exclusive jurisdiction and venue of such courts for such purpose.

12.5	This Agreement constitutes the entire agreement between the Parties relating to the subject matter herein and supercedes any and all prior written or oral agreements, negotiations, representations and understandings between the parties; and this Agreement may not be amended except in writing signed by all Parties.

12.6	No party shall be liable to another party for any failure to comply with or any delay in the performance of the terms of this Agreement where such failure or delay, directly or indirectly or in whole or in part, arises from:

(a)	accident, fire, flood, earthquake, or explosion as defined in the business insurance documentation of the Licensee;

(b)	hostile or warlike action in time of peace or war as defined in the business insurance documentation of the Licensee;

(c)	insurrection, rebellion, revolution, civil war, acts of terrorism, sabotage, civil disobedience, usurped power, or action taken by governmental authority in hindering, combating or defending against such occurrence as defined in the business insurance documentation of the Licensee;

(d)	strikes, slowdowns, lockouts or other labour or employee interruptions or disturbances initiated and as defined in accordance with labour laws of the jurisdiction in which the Technology is being manufactured, whether involving employees of that party or of any other person over which that party has no reasonable control; or

(e)	acts, regulations or directives of governmental authority of competent jurisdiction.

Any party seeking to rely on these provisions may only do so if notice in writing identifying the event relied on and the date of its occurrence is given to the other party within ten (10) days of the occurrence of the event.

12.7	If any provision hereof is held or declared invalid, illegal or unenforceable by a court of competent jurisdiction, this Agreement shall continue in full force and effect with respect to the remaining provisions, and all rights and remedies accrued under the enforceable provisions shall survive such a declaration.

12.8	The provisions of this Agreement relating to ownership of the Patent Rights, Technology, Confidential Information, Warranties, and Indemnification and Limitation of Liabilities and Insurance, shall survive the early termination or expiration of this Agreement.

12.9	Licensee, Affiliates and Sublicensee(s) shall not use the name of Licensor, The University of Victoria, the University of Victoria Innovation and Development Corporation, The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of Licensor. Licensee, Affiliates and Sublicensee(s) shall allow at least seven (7) business days notice of any proposed public disclosure for Licensor’s review and comment or to provide written consent.

12.10	Subject to the terms and conditions of this Agreement, this Agreement is binding on the Parties and their respective successors and permitted assigns.

12.11	Headings in this Agreement are for reference only and do not form part of this Agreement and are not to be used in the interpretation of this Agreement.

12.12	This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in triplicate by their duly authorized officers.

UNIVERSITY OF VICTORIA
INNOVATION AND DEVELOPMENT CORPORATION
PER:		WITNESS

/s/ Doug Tolson		/s/ E. A. Wharf
Print Name:	Doug Tolson	Print Name:	E. A. Wharf
Vice-President

THE JOHNS HOPKINS UNIVERSITY

PER:		WITNESS

/s/ Keith Baker		/s/ Sigrid G. Volico
Print Name:	Keith Baker	Print Name:	Sigrid G. Volico
09/30/2004	Senior Director of Licensing	09/30/2004

PROTOX PHARMACEUTICALS
PER:		WITNESS

/s/ Tazdin Esmail
Print Name:	Tazdin Esmail	Print Name:	[Name illegible]
President and CEO

SCHEDULE A - CURRENT PENDING PATENTS

The Patent Rights are the subject of US Provisional Application # 60/314,613, filed on August 24, 2001, which was subsequently converted to PCT Patent Application No. PCT/US02/27061, filed on August 23, 2002, entitled “Proaerolysin Containing Protease Activation Sequences and Methods of Use for Treatment of Prostate Cancer”.

The Patent Rights are currently the subject of multiple national patent applications, as outlined below for the indicated jurisdictions:

Canadian Patent Application No. 2457903, filed 8/23/2002, titled: PROAEROLYSIN CONTAINING PROTEASE ACTIVATION SEQUENCES AND METHODS OF USE FOR TREATMENT OF PROSTATE CANCER

United States Patent Application No. 10/487,115, filed 2/18/2004, titled: PROAEROLYSIN CONTAINING PROTEASE ACTIVATION SEQUENCES AND METHODS OF USE FOR TREATMENT OF PROSTATE CANCER

Japanese Patent Application No. 2003-523270, filed February 24, 2004, titled: PROAEROLYSIN CONTAINING PROTEASE ACTIVATION SEQUENCES AND METHODS OF USE FOR TREATMENT OF PROSTATE CANCER

Chinese Patent Application No. 02816622.1 filed 8/23/2002, titled: PROAEROLYSIN CONTAINING PROTEASE ACTIVATION SEQUENCES AND METHODS OF USE FOR TREATMENT OF PROSTATE CANCER

European Union Patent Application No. 02768702.9 filed 8/23/2002, titled: PROAEROLYSIN CONTAINING PROTEASE ACTIVATION SEQUENCES AND METHODS OF USE FOR TREATMENT OF PROSTATE CANCER

South African Patent Application No. 2004/2319 filed 8/23/2002, titled: PROAEROLYSIN CONTAINING PROTEASE ACTIVATION SEQUENCES AND METHODS OF USE FOR TREATMENT OF PROSTATE CANCER

Australian Patent Application No. 2002331720 filed 8/23/2002, titled: PROAEROLYSIN CONTAINING PROTEASE ACTIVATION SEQUENCES AND METHODS OF USE FOR TREATMENT OF PROSTATE CANCER

Indian Patent Application No. 379/KOLNP/2004 filed March 22, 2004, titled: PROAEROLYSIN CONTAINING PROTEASE ACTIVATION SEQUENCES AND METHODS OF USE FOR TREATMENT OF PROSTATE CANCER

SCHEDULE B - PERFORMANCE REQUIREMENTS

1.	Protox will have raised $[*…***…] in financing by December 31, 2004.

2.	Protox will have hired an expert in clinical regulatory affairs to assist Protox in preparing PSA- PA1 (a therapeutic candidates being developed by Protox based on the Technology), or other product based on the Technology, for submission of an Investigational New Drug Application (“IND”) by June 30, 2004.

3.	Protox will have engaged a manufacturer to produce PSA-PA1 to the standards required for an IND submission by September 30, 2004.

4.	Protox will have engaged a contractor to conduct pre-clinical studies on PSA-PA1 in preparation for an IND submission by September 30, 2004.

5.	Upon IND approval, Protox will begin Phase I studies within one year of IND approval if there is a reasonable business case for continuing to pursue the further development of the Technology.

6.	Upon successful completion of Phase I studies, wherein the results of the studies demonstrate the safety of PSA-PAI, or other product based on the Technology, Protox will use reasonable efforts to acquire the resources and expertise necessary to begin and complete Phase II studies, within a reasonable time frame, and provided that there is a reasonable business case for continuing to pursue the further development of the Technology.

7.	Upon successful completion of Phase II studies, wherein the results of the studies demonstrate the safety and efficacy of PSA-PAI, or other product based on the Technology, Protox will use reasonable efforts to acquire the resources and expertise necessary to begin and complete Phase III studies, within a reasonable time frame, and provided that there is a reasonable business case for continuing to pursue the further development of the Technology.

8.	Upon successful completion of Phase III studies, wherein the results of the studies demonstrate the safety and efficacy of PSA-PAI, or other product based on the Technology, Protox will use reasonable efforts to acquire the resources and expertise necessary to begin and complete FDA approval, within a reasonable time frame, and provided that there is a reasonable business case for continuing to pursue the further development of the Technology.

9.	Upon FDA approval, wherein the results of the studies demonstrate the safety and efficacy of PSA-PAI, or other product based on the Technology, Protox will use reasonable efforts to acquire the resources and expertise necessary to bring the new drug to market, within a reasonable time frame, and provided that there is a reasonable business case for continuing to pursue the further development of the Technology.

* ***Confidential Treatment Requested